As filed with the Securities and Exchange Commission on March 2, 2011
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

El Paso Corporation
(Exact name of registrant as specified in its charter)

Delaware	4922	76-0568816
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

El Paso Building 1001 Louisiana Street Houston, Texas 77002 (713) 420-2600	Marguerite Woung-Chapman El Paso Building 1001 Louisiana Street Houston, Texas 77002 (713) 420-2600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Eric Johnson Locke Lord Bissell & Liddell LLP 600 Travis Street, Suite 2800 Houston, Texas 77002 (713) 226-1200	Lara Mason El Paso Building 1001 Louisiana Street Houston, Texas 77002 (713) 420-2600

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit(1)	Offering Price(1)	Fee(1)
6.50% Senior Notes due 2020	$348,673,000	100%	$348,673,000	$40,481

(1)	The registration fee was calculated pursuant to Rule 457(f) under the Securities Act of 1933. For purposes of this calculation, the Offering Price per Note was assumed to be the stated principal amount of each original note that may be received by the Registrant in the exchange transaction in which the notes will be offered.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 2, 2011

PROSPECTUS

El Paso Corporation

Offer to Exchange
$348,673,000 Registered 6.50% Senior Notes due 2020
for
All Outstanding 6.50% Senior Notes due 2020

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK
CITY TIME, ON          , 2011, UNLESS EXTENDED

The Notes

We are offering to exchange registered 6.50% Senior Notes due 2020 for all of our outstanding 6.50% Notes due 2020. In this prospectus, we call the original notes the “Old Notes” and the registered notes the “New Notes.” The Old Notes and New Notes are collectively referred to in this prospectus as the “notes.”

TERMS OF THE EXCHANGE OFFER:

•	The terms of the New Notes will be substantially identical to those of the Old Notes, except that the New Notes will not be subject to the transfer restrictions or registration rights relating to the Old Notes. The New Notes will represent the same debt as the Old Notes, and will be issued under the same indenture as the Old Notes.

•	The exchange offer is not conditioned upon a minimum aggregate principal amount of Old Notes being tendered.

•	Interest on the New Notes will accrue from September 24, 2010 at the rate of 6.50% per annum, payable semi-annually in arrears on each March 15 and September 15, beginning March 15, 2011.

•	Each New Note issued in exchange for an Old Note will have the same principal amount, optional redemption terms, interest payment dates and maturity as the Old Note for which it is exchanged.

•	You may withdraw tenders of Old Notes at any time prior to the expiration of the exchange offer. We do not currently intend to extend the exchange offer.

•	The exchange of Old Notes for New Notes will not be a taxable event for United States federal income tax purposes.

•	We will not receive any proceeds from this exchange offer.

•	The New Notes will not be listed on any securities exchange nor do we intend to arrange for quotation of the New Notes on any automated dealer quotation system.

See the section entitled “Description of the New Notes” that begins on page 13 for more information about the New Notes issued in this exchange offer and the Old Notes.

PARTICIPATING IN THE EXCHANGE OFFER INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” THAT BEGINS ON PAGE 6 FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Expiration Date (as defined herein), we will make this Prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is          , 2011.

We have not authorized anyone to give any information or make any representation that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document that we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges.

We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K, for the year ended December 31, 2010 (including the portions of our definitive Proxy Statement on Schedule 14A incorporated therein by reference), which we refer to as our 2010 Form 10-K; and

•	Current Report on Form 8-K filed January 4, 2011.

Until the termination of the exchange offer described in this prospectus, we will also incorporate by reference all documents that we may file in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, excluding any information therein that was furnished to (and not filed with) the SEC. In addition, any document filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement, and that is deemed “filed” with the SEC, shall be deemed to be incorporated by reference into this prospectus.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

El Paso Corporation
Office of Investor Relations
El Paso Building
1001 Louisiana Street
Houston, Texas 77002
Telephone No.: (713) 420-2600

We also make available free of charge on our internet website at http://www.elpaso.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our web site is not incorporated by reference into this prospectus and you should not consider information on our website as part of this prospectus.

CAUTIONARY STATEMENTS FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

We have made statements in, and incorporated by reference in, this document that constitute forward-looking statements. Forward-looking statements include information concerning possible or assumed future results of operations. The words “believe,” “expect,” “estimate,” “anticipate” and similar expressions will generally identify forward-looking statements. These statements may relate to information or assumptions about:

•	earnings per share;

•	capital and other expenditures;

ii

•	dividends;

•	financing plans;

•	capital structure;

•	liquidity and cash flow;

•	pending legal proceedings, claims and governmental proceedings, including environmental matters;

•	future economic and operating performance;

•	operating income;

•	management’s plans; and

•	goals and objectives for future operations.

Forward-looking statements are subject to risks and uncertainties. While we believe the assumptions or bases underlying the forward-looking statements are reasonable and are made in good faith, we caution that assumed facts or bases almost always vary from actual results, and these variances can be material, depending upon the circumstances. We cannot assure you that the statements of expectation or belief contained in our forward-looking statements will result or be achieved or accomplished. Important factors that could cause actual results to differ materially from estimates or projections contained in our forward-looking statements are described in our 2010 Annual Report on Form 10-K under Part I, Item 1A, Risk Factors and in our other filings with the SEC.

iii

PROSPECTUS SUMMARY

This summary highlights some basic information appearing in other sections of this prospectus to help you understand our business and the exchange offer. This summary does not contain all the information that you should consider before exchanging Old Notes for New Notes. You should carefully read this prospectus to understand fully the terms of the exchange offer and the New Notes, as well as the tax and other considerations that may be important to you. You should pay special attention to the “Risk Factors” section beginning on page 6 of this prospectus and the section entitled “Cautionary Statement For Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995” on page ii. You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. For purposes of this prospectus, unless the context otherwise indicates, when we refer to “Company,” “us,” “we,” “our,” “ours,” or “El Paso” we are describing El Paso Corporation, together with its subsidiaries.

Our Company

We are an energy company, originally founded in 1928 in El Paso, Texas, that primarily operates in the natural gas transmission and exploration and production sectors of the energy industry. Our purpose is to provide natural gas and related energy products in a safe, efficient and dependable manner.

Pipelines Segment.  Our Pipelines segment includes our interstate natural gas transmission systems and related operations conducted through eight wholly or majority owned pipeline systems and two partially owned systems. These systems consist of approximately 43,100 miles of pipe that connect the nation’s principal natural gas supply regions to five major consuming regions in the United States (the Gulf Coast, California, the northeast, the southwest and the southeast). We also have access to systems in Canada. Our Pipelines segment also includes storage and LNG terminalling related facilities including our ownership of storage capacity through our transmission systems, three underground natural gas storage facilities, and two LNG terminalling facilities, one of which is under construction and the other which is located in Elba Island, Georgia. We provide approximately 240 Bcf of storage capacity and our LNG receiving terminal has a peak sendout capacity of 1.8 Bcf/d. The size, connectivity and diversity of our U.S. pipeline systems provide growth opportunities through infrastructure development or large scale expansion projects and gives us the ability to adapt to shifting supply and demand. Our focus is to enhance the value of our transmission business by successfully executing on our backlog of committed expansion projects in the United States and developing growth projects in our market and supply areas.

Exploration and Production Segment.  Our Exploration and Production segment’s business strategy focuses on the exploration for and the acquisition, development and production of natural gas, oil and NGL in the U.S., Brazil and Egypt. We currently operate through three divisions in the U.S.: Central, Western and Gulf Coast. During 2010, in the U.S., we focused on several core programs: the Haynesville Shale in northwest Louisiana and east Texas, the Eagle Ford Shale in south Texas and the Altamont fractured tight sands in Utah. We also established a new core oil program in the Wolfcamp Shale, which is located in the Permian Basin of West Texas. Over the past few years, we have high-graded our inventory of future drilling opportunities through producing property acquisitions, acreage acquisitions and the sale of producing properties that tended to be late in life and without meaningful future drilling opportunities. As a result, our drilling inventory has became more domestic, lower-risk and with an increased weighting toward oil-focused opportunities. As of December 31, 2010, we controlled approximately 3.7 million net leasehold acres and had proved natural gas and oil reserves of approximately 3.4 Tcfe, including 0.2 Tcfe of proved natural gas and oil reserves related to Four Star, our unconsolidated affiliate. During 2010, daily equivalent natural gas production averaged approximately 782 MMcfe/d, including 62 MMcfe/d from our equity interest in Four Star.

We are a Delaware corporation with principal executive offices in the El Paso Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2600.

Summary of the Terms of the Exchange Offer

Initial Offering of Old Notes	On September 24, 2010, and October 8, 2010, we issued in a private placement $348,673,000 aggregate principal amount of 6.50% Senior Notes due 2020. We refer to these notes as the Old Notes in this prospectus.

Registration Rights Agreement	Pursuant to the registration rights agreement between us and certain dealer managers entered into in connection with the private placement of the Old Notes, we agreed to offer to exchange the Old Notes for up to $348,673,000 aggregate principal amount of 6.50% Senior Notes due 2020 that are being offered hereby. We refer to the notes issued in exchange for the Old Notes in this exchange offer as the New Notes. We have filed the registration statement of which this prospectus is a part to meet our obligations under the registration rights agreement. If we fail to satisfy our obligations under the registration rights agreement, we will be required to pay additional interest to holders of the Old Notes under specified circumstances.

The Exchange Offer	We are offering to exchange all Old Notes for the same aggregate principal amount of the New Notes, which have been registered under the Securities Act of 1933, as amended, or the Securities Act. The Old Notes may be tendered only in $1,000 increments. We will exchange New Notes for all Old Notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration date of the exchange offer. The New Notes will evidence the same debt as the Old Notes and will be issued under and entitled to the benefits of the same indenture that governs the Old Notes. Because we have registered the New Notes, the New Notes will not be subject to transfer restrictions, and holders of Old Notes that have tendered and had their outstanding notes accepted in the exchange offer will have no registration rights.

If You Fail to Exchange Your Old Notes	If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the Old Notes and the indenture governing those notes. In general, you may not offer or sell your Old Notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Procedures for Tendering Your Old Notes	All of the outstanding Old Notes are held in book-entry form through the facilities of The Depository Trust Company, or DTC. To participate in the exchange offer, you must follow the automatic tender offer program, or ATOP, procedures established by DTC for tendering outstanding Old Notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that:

• DTC has received instructions to exchange your outstanding Old Notes; and

• you agree to be bound by the terms of the letter of transmittal in Annex A hereto.

For more details, please read “Exchange Offer — Exchange Terms” and “Exchange Offer — Procedures for Tendering.”

Resale of the New Notes	Except as provided below, we believe that the New Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• the New Notes acquired pursuant to the exchange offer are being acquired in the ordinary course of your business;

• neither you nor any such other person is engaging in or intends to engage in a distribution of such New Notes;

• neither you nor any such other person has an arrangement or understanding with any person to participate in a distribution of such New Notes;

• neither you nor such other person is an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of El Paso; and

• if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those Old Notes as a result of market-making activities or other trading activities and you will deliver the prospectus, as required by law, in connection with any resale of the New Notes.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us. The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any New Notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, unless we decide to extend the expiration date. We do not currently intend to extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is not subject to any conditions other than that it does not violate applicable law or any applicable interpretation of the staff of the SEC.

Exchange Agent	We have appointed HSBC Bank USA, National Association as exchange agent for the exchange offer. You can reach the exchange agent at the address and phone numbers set forth on the back cover of this prospectus.

Withdrawal Rights	You may withdraw the tender of your Old Notes at any time before the expiration date of the exchange offer. You must follow the withdrawal procedures as described under the heading “The Exchange Offer - Withdrawal of Tenders.”

Federal Income Tax Considerations	The exchange of Old Notes for the New Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Acceptance of Old Notes and Delivery of New Notes	We will accept for exchange any and all Old Notes that are properly tendered in the exchange offer prior to the expiration date. See “The Exchange Offer — Procedures for Tendering.” The New Notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

Summary of the New Notes

Issuer	El Paso Corporation

Principal Amount Offered	$348,673,000 aggregate principal amount.

Maturity Date	September 15, 2020.

Interest	Interest will accrue from September 24, 2010, and will be payable semiannually on March 15 and September 15 of each year, beginning on March 15, 2011.

Interest Rate	The New Notes will bear interest at a rate per annum of 6.50%.

Ranking	The New Notes will be our senior unsecured indebtedness and will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness. The New Notes will be effectively subordinated to existing and future indebtedness and other liabilities of our subsidiaries and to any of our existing and future secured indebtedness.

Optional Redemption	We may redeem the New Notes at any time at our option, in whole or in part, at a redemption price equal to 100% of the principal amount plus a “make-whole” premium. See “Description of the New Notes — Optional Redemption”.

Change of Control Repurchase Event	Upon a change of control repurchase event, we will be required to make an offer to repurchase each holder’s New Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the New Notes — Repurchase of New Notes at the Option of the Holder upon a Change of Control”.

Form and Denomination	Interests in the form of one or more global notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Covenants	The covenants for the New Notes will be substantially the same as the covenants applicable to the Old Notes. See “Description of New Notes — Covenants”.

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the New Notes, see “Description of the New Notes — Events of Default”.

Listing	We do not intend to list the New Notes on any securities exchange.

Governing Law	The New Notes and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Depository	DTC.

Trustee	HSBC Bank USA, National Association.

Risk Factors	See “Risk Factors” beginning on the next page for a discussion of factors that should be considered by holders of Old Notes before tendering their Old Notes in the exchange offer.

RISK FACTORS

Before deciding to participate in the exchange offer, you should consider carefully the risks and uncertainties described below and in Item 1A “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2010, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus, together with all of the other information included or incorporated by reference in this prospectus. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of these risks or uncertainties actually were to occur, our business, financial condition or results of operations could be affected materially and adversely.

Risks Associated with the Exchange Offer

If you fail to exchange your Old Notes for New Notes, they will continue to be subject to the existing transfer restrictions and you may not be able to sell them.

We did not register the Old Notes, nor do we intend to do so following the exchange offer. Old Notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. As a result, if you hold Old Notes after the exchange offer, you may not be able to sell them. To the extent any Old Notes are tendered and accepted in the exchange offer, the trading market, if any, for the Old Notes that remain outstanding after the exchange offer may be adversely affected due to a reduction in market liquidity.

Risks Related to the Notes

Our substantial indebtedness could impair our financial condition and our ability to fulfill our debt obligations, including our obligations under the New Notes.

We have substantial indebtedness. As of December 31, 2010, we had total consolidated long-term financial obligations of approximately $13.5 billion. In addition, as of December 31, 2010, we had outstanding letters of credit of approximately $1.1 billion.

Our indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the New Notes and our other indebtedness, which could in turn result in an event of default on such other indebtedness or the New Notes;

•	impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	diminish our ability to withstand a downturn in our business or the economy generally;

•	require us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

We are not prohibited under the indenture governing the New Notes or our other indentures from incurring additional indebtedness. Although our $1.5 billion credit agreement requires us to maintain specified ratios of debt to consolidated EBITDA and consolidated EBITDA to interest expense, as of December 31, 2010, we could have incurred substantial additional indebtedness while remaining in compliance with these ratios. Moreover, the instruments governing indebtedness of our subsidiaries generally do not restrict our subsidiaries from incurring additional indebtedness. Our incurrence of significant additional indebtedness would exacerbate the negative consequences mentioned above, and could adversely affect our ability to repay the New Notes.

We are a holding company that depends on cash flow from our subsidiaries to meet our debt service obligations.

As a holding company, we conduct all of our operations exclusively through our subsidiaries, and our only significant assets are our investments in these subsidiaries. This means that we are dependent on dividends or other distributions of funds from our subsidiaries to meet our debt service and other obligations, including the payment of principal and interest on the New Notes. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the New Notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

The New Notes will be effectively subordinated to indebtedness and other liabilities of our subsidiaries and subordinated to our existing and future secured indebtedness to the extent of the assets securing such indebtedness.

The New Notes are not guaranteed by our subsidiaries. As a result, holders of the New Notes will be effectively subordinated to claims of third party creditors, including holders of indebtedness, of our subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental authorities, and holders of indebtedness or guarantees issued by the subsidiaries, will generally have priority as to the assets of the subsidiaries over claims by the holders of the New Notes. As a result, rights of payment of holders of our indebtedness, including the holders of the New Notes, will be effectively subordinated to all those claims of creditors of our subsidiaries. As of December 31, 2010, our subsidiaries had total indebtedness of approximately $8.0 billion. Furthermore, the holders of the New Notes will not have a claim against the assets of our unconsolidated affiliates and will be effectively subordinated to the creditors of our unconsolidated affiliates.

Our obligations under our $1.5 billion credit agreement are secured by a pledge of our stock ownership in our subsidiaries El Paso Natural Gas Company and Tennessee Gas Pipeline Company. As of December 31, 2010, we had approximately $0.2 billion of borrowings and approximately $0.4 billion in letters of credit outstanding under this credit agreement. As of December 31, 2010, we had approximately $0.9 billion of available capacity under this facility. The lenders under this credit agreement and the holders of any other secured indebtedness that we may incur in the future would have claims with respect to our assets constituting collateral for such indebtedness that are prior to your claims under the New Notes. In the event of a default on such secured indebtedness or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the New Notes. Accordingly, any such secured indebtedness is or would be effectively senior to the New Notes to the extent of the value of the collateral securing the indebtedness. While the indenture governing the New Notes places some limitations on our ability to create liens, there are significant exceptions to these limitations that will allow us to secure some kinds of indebtedness without equally and ratably securing the New Notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the New Notes and the holders of other claims against us with respect to our other assets.

Because there is no public market for the New Notes, you may not be able to resell them.

Although the issuance of the New Notes will be registered under the Securities Act, they will constitute a new issue of securities with no established trading market. We cannot assure you that an active market will exist for the New Notes or that any trading market that does develop will be liquid. We do not intend to apply to list the New Notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system. The trading market for the New Notes may be adversely affected by:

•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the New Notes;

•	the interest of securities dealers in making a market for the New Notes; and

•	prevailing interest rates and general economic conditions.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement relating to the Old Notes. We will not receive any proceeds from the issuance of the New Notes and we have agreed to pay the expenses of this exchange offer. In exchange for issuing New Notes, we will receive a like principal amount of Old Notes. The Old Notes surrendered in exchange for New Notes will be retired and canceled and will not be reissued. Accordingly, issuing New Notes will not result in any increase in our outstanding debt.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for each of the periods indicated.

	Year Ended December 31,
	2006	2007	2008	2009	2010

Ratio of earnings to fixed charges(1)	1.35x	1.65x	—	—	1.97x

(1)	Earnings for the years ended December 31, 2008 and 2009 were inadequate to cover fixed charges by $947 million and $905 million, respectively.

For purposes of computing these ratios, earnings means income (loss) before income taxes before income or loss from equity investees, adjusted to reflect actual distributions from equity investments and fixed charges less capitalized interest and preferred returns on consolidated subsidiaries. Fixed charges means the sum of interest costs (not including interest on tax liabilities which is included in income tax expense on our income statement), amortization of debt costs, that portion of rental expense which represents an interest factor and preferred returns on consolidated subsidiaries.

THE EXCHANGE OFFER

Exchange Terms

Old Notes in an aggregate principal amount of $348,673,000 are currently issued and outstanding. The maximum aggregate principal amount of New Notes that will be issued in exchange for Old Notes is $348,673,000. The terms of the New Notes and the Old Notes are substantially the same in all material respects, except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and payment of additional interest.

The New Notes will bear interest at a rate of 6.50% per year, payable semi-annually on March 15 and September 15 of each year, beginning on September 24, 2010. Holders of New Notes will receive interest from the date of the original issuance of the Old Notes or from the date of the last payment of interest on the Old Notes, whichever is later. Holders of New Notes will not receive any interest on Old Notes tendered and accepted for exchange. In order to exchange your Old Notes for transferable New Notes in the exchange offer, you will be required to make the following representations, which are included in the letter of transmittal:

•	the New Notes acquired pursuant to the exchange offer are being acquired in the ordinary course of your business;

•	neither you nor any such other person is engaging in or intends to engage in a distribution of such New Notes;

•	neither you nor any such other person has an arrangement or understanding with any person to participate in a distribution of such New Notes;

•	neither you nor such other person is an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of El Paso; and

•	if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those Old Notes as a result of market-making activities or other trading activities and you will deliver the prospectus, as required by law, in connection with any resale of the New Notes.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered in the exchange offer, and the exchange agent will deliver the New Notes promptly after the expiration date of the exchange offer.

If you tender your Old Notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Old Notes in connection with the exchange offer. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than the taxes described below under “— Transfer Taxes.”

We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your existing Old Notes into this exchange offer. In addition, no one has been authorized to make this recommendation. You must make your own decision whether to tender into this exchange offer and, if so, the aggregate amount of Old Notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires at 5:00 p.m., New York City time, on          , 2011, unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which we extend the exchange offer.

We expressly reserve the right, so long as applicable law allows:

•	to delay our acceptance of Old Notes for exchange;

•	to terminate the exchange offer if any of the conditions set forth under “— Conditions of the Exchange Offer” exist;

•	to waive any condition to the exchange offer;

•	to amend any of the terms of the exchange offer; and

•	to extend the expiration date and retain all Old Notes tendered in the exchange offer, subject to your right to withdraw your tendered Old Notes as described under “— Withdrawal of Tenders.”

Any waiver or amendment to the exchange offer will apply to all Old Notes tendered, regardless of when or in what order the Old Notes were tendered. If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.

In the event we terminate the exchange offer, all Old Notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

In the event that the exchange offer is withdrawn or otherwise not completed, New Notes will not be given to holders of Old Notes who have validly tendered their Old Notes.

Resale of New Notes

Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no action letters issued to third parties, we believe that New Notes issued under the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are acquiring New Notes in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person to participate, in a distribution of the New Notes;

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act; and

•	you are not a broker-dealer who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

If you tender Old Notes in the exchange offer with the intention of participating in any manner in a distribution of the New Notes:

•	you cannot rely on the interpretation of the staff of the SEC set forth in those letters; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder and plan of distribution information required by Items 507 and 508 of Regulation S-K.

Only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. See “Plan of Distribution.”

Acceptance of Old Notes for Exchange

We will accept for exchange Old Notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us. We will not accept Old Notes tendered for exchange subsequent to the expiration date of the exchange offer. Tenders of Old Notes will be accepted only in denominations of $1,000 and integral multiples thereof.

We expressly reserve the right, in our sole discretion, to:

•	delay acceptance for exchange of Old Notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

•	terminate the exchange offer and not accept for exchange any Old Notes not theretofore accepted for exchange, if any of the conditions set forth below under “— Conditions of the Exchange Offer” have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, New Notes will be issued only after properly tendering your Old Notes to the exchange agent as described below under “— Procedures for Tendering”.

If, for any reason, we delay acceptance for exchange of validly tendered Old Notes or we are unable to accept for exchange validly tendered Old Notes, then the exchange agent may, nevertheless, on our behalf, retain tendered Old Notes, without prejudice to our rights described under “— Expiration Date; Extensions; Termination; Amendments”, “— Conditions of the Exchange Offer” and “— Withdrawal of Tenders”, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities tendered by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

Tendering holders of Old Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their Old Notes other than as described in “Transfer Taxes.” We will pay all other charges and expenses in connection with the exchange offer.

Procedures for Tendering

To participate in the exchange offer, you must properly tender your outstanding Old Notes to the exchange agent as described below. We will only issue New Notes in exchange for outstanding Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding Old Notes, and you should follow carefully the instructions on how to tender your outstanding Old Notes. It is your responsibility to properly tender your outstanding Old Notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we nor the exchange agent is required to notify you of any defects in your tender.

If you have any questions or need help in exchanging your outstanding Old Notes, please call the exchange agent whose address and phone number are described in the letter of transmittal included as Annex A to this prospectus.

All of the outstanding Old Notes were issued in book-entry form, and all of the outstanding Old Notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the outstanding Old Notes may be tendered using the automatic tender offer program, or ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding Old Notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender outstanding Old Notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the outstanding Old Notes.

Determinations Under the Exchange Offer.  We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding Old Notes and withdrawal of tendered outstanding Old Notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding Old Notes not properly tendered or any outstanding Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding Old Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding Old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding Old Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding Old Notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder promptly following the expiration date of the exchange.

When We Will Issue New Notes.  In all cases, we will issue New Notes for outstanding Old Notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date,

•	a book-entry confirmation of such outstanding Old Notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Such New Notes will be issued promptly following the expiration or termination of the offer.

Return of Outstanding Old Notes Not Accepted or Exchanged.  If we do not accept any tendered outstanding Old Notes for exchange or if outstanding Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding Old Notes will be returned without expense to their tendering holder. Such non-exchanged outstanding Old Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us.  By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	the New Notes acquired pursuant to the exchange offer are being acquired in the ordinary course of your business;

•	neither you nor any such other person is engaging in or intends to engage in a distribution of such New Notes;

•	neither you nor any such other person has an arrangement or understanding with any person to participate in a distribution of such New Notes;

•	neither you nor such other person is an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of El Paso; and

•	if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those Old Notes as a result of market-making activities or other trading activities and you will deliver the prospectus, as required by law, in connection with any resale of the New Notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding Old Notes and otherwise comply with the ATOP procedures.

We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any outstanding Old Notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding Old Notes. This return or crediting will take place promptly after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may retender properly withdrawn outstanding Old Notes by following the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date of the exchange offer.

Conditions of the Exchange Offer

Notwithstanding any other provisions of the exchange offer, if, on or prior to the expiration date, we determine, in our reasonable judgment, that the exchange offer, or the making of an exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC, we will not be required to accept for exchange, or to exchange, any tendered Old Notes. We may also terminate, waive any conditions to or amend the exchange offer. In addition, we may postpone the acceptance for exchange of tendered Old Notes, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the exchange offer.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding Old Notes under the exchange offer. Each tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding Old Notes under the exchange offer.

Consequences of Failing to Exchange

If you do not exchange your outstanding Old Notes for New Notes under the exchange offer, the outstanding Old Notes you hold will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the outstanding Old Notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register outstanding Old Notes under the Securities Act unless the registration rights agreement requires us to do so.

Exchange Agent

HSBC Bank USA, National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent.

The exchange agent for the exchange offers is:

HSBC Bank USA, National Association

By Regular, Registered or Certified Mail,
By Overnight Courier or By Hand:

By Facsimile: (718) 488-4488 Attention: Corporate Trust Operations	HSBC Bank USA, National Association Corporate Trust & Loan Agency 2 Hanson Place, 14th Floor Brooklyn, New York 11217-1409 Attention: Corporate Trust Operations	Confirm by Telephone: (800) 662-9844

DESCRIPTION OF THE NEW NOTES

We have summarized the terms of the New Notes below. This description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (as defined below). The particular provisions of the Indenture referred to below are incorporated by reference in this prospectus. Capitalized terms used in this Description of the New Notes that are not defined in this prospectus have the meanings given to them in the Indenture. When used in this section, the terms “El Paso”, “we”, “our” and “us” refer solely to El Paso Corporation and not to our consolidated subsidiaries.

The New Notes will be a new series of debt to be issued under an indenture (the “Base Indenture”) dated as of May 10, 1999 between El Paso and HSBC Bank USA, National Association, as successor-in-trust to JPMorgan Chase Bank, (formerly the Chase Manhattan Bank), as trustee (the “Trustee”). We may issue under this Base Indenture an unlimited amount of our debt securities in one or more series. The terms of the New Notes will be set forth in a supplemental indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture.”)

Principal, Maturity and Interest

The New Notes will initially be limited to an aggregate principal amount issued in connection with the Exchange Offer. We may issue additional notes from time to time in the future which would contain the same terms as the New Notes offered hereby, without the consent of the holders of the New Notes. See “— Additional Notes.”

The New Notes will mature on September 15, 2020.

Interest on the New Notes will:

•	accrue at the rate of 6.50% per year;

•	be payable semiannually in arrears on March 15 and September 15 of each year, commencing September 24, 2010;

•	be payable to the person in whose name the New Notes are registered at the close of business on the relevant March 1 or September 1 (whether or not a business day) preceding the applicable interest payment date;

•	be computed on the basis of a 360-day year comprised of twelve 30-day months; and

•	be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day (and without any interest or other payment in respect of such delay), except that if such business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable interest payment date, maturity date or redemption date.

Denominations

The New Notes will be issued in registered form in denominations of $1,000 each or integral multiples thereof.

Ranking

The New Notes will:

•	be our senior unsecured indebtedness, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness;

•	be senior in right of payment to any of our existing or future subordinated indebtedness;

•	be effectively junior to any of our existing or future secured indebtedness to the extent of the assets securing such indebtedness; and

•	not be guaranteed by any of our subsidiaries or unconsolidated affiliates, and accordingly will be effectively junior to all existing and future indebtedness and other liabilities of our subsidiaries and unconsolidated affiliates.

As of December 31, 2010, our consolidated subsidiaries had total outstanding indebtedness of approximately $8.0 billion. As of December 31, 2010, El Paso had approximately $0.2 billion of borrowings outstanding under its $1.5 billion secured credit facility and had senior unsecured indebtedness ranking equally with the New Notes of approximately $5.8 billion.

Optional Redemption

The New Notes will be redeemable at our option at any time in whole, or from time to time in part (in integral multiples of $1,000 principal amount), prior to their maturity date, at the Make-Whole Price, on not less than 30 calendar days nor more than 60 calendar days notice prior to the date of redemption and in accordance with the provisions of the Indenture.

The notice of redemption will set forth the manner of calculation of the Make-Whole Price, but not necessarily its amount. We will notify the trustee of the amount of the Make-Whole Price with respect to any redemption promptly after the calculation thereof, and the trustee will not be responsible for the accuracy of the calculation.

Unless we default in payment of the Make-Whole Price, on and after the applicable redemption date, interest will cease to accrue on the New Notes or portions thereof called for redemption. If we redeem a New Note in part only, a new note of like tenor for the unredeemed portion thereof and otherwise having the same terms as the New Note partially redeemed will be issued in the name of the holder of the note upon the presentation and surrender thereof.

We may purchase New Notes in the open market, by tender or otherwise. New Notes so purchased may be held, resold or surrendered to the trustee for cancellation. If applicable, we will comply with the requirements of Rule 14e-1 under the Exchange Act, and other securities laws and regulations in connection with any such purchase.

As used herein, the following terms have the indicated meanings.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) assuming a price for the Comparable Treasury Issue that is the same as the Comparable Treasury Price for such redemption date, plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the New Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the New Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means Credit Suisse Securities (USA) LLC, and their respective successors, or, if any such firm or their successors, if any, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Make-Whole Price” means an amount equal to the greater of:

(1) 100% of the principal amount of the New Notes to be redeemed; and

(2) an amount equal to, as determined by an Independent Investment Banker, (a) the sum of the present values of the remaining scheduled payments of principal and interest on the New Notes being redeemed from the redemption date to the maturity date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate less (b) accrued and unpaid interest thereon to the date of redemption; plus, in the case of both (1) and (2), accrued and unpaid interest thereon to the date of redemption.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC, Citigroup Global Markets, Inc., Goldman, Sachs & Co., and one other primary U.S. government securities dealer in New York City and their respective successors (provided, however, that if any such firm or any such successor shall cease to be a primary U.S. government securities dealer in New York City, we shall substitute therefor another dealer).

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Repurchase of New Notes at the Option of the Holder upon a Change of Control

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem all New Notes then outstanding, we will make an offer to each holder of New Notes to repurchase all or any part (in integral multiples of $1,000 principal amount) of that holder’s New Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of New Notes repurchased plus any accrued and unpaid interest on the New Notes repurchased to the date of purchase. Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after the public announcement of the Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase New Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the New Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the New Notes by virtue of such conflict.

On the Change of Control Payment Date, we will, to the extent lawful:

(1) accept for payment all New Notes or portions of New Notes properly tendered pursuant to our offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all New Notes or portions of New Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the New Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of New Notes being purchased by us.

The paying agent will promptly mail to each holder of New Notes properly tendered the purchase price for the New Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any New Notes surrendered; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

We will not be required to make an offer to repurchase the New Notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all New Notes properly tendered and not withdrawn under its offer.

The following terms will have the meanings set forth below:

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease or exchange (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of us and our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; or

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares.

“Change of Control Triggering Event” means (a) the occurrence of a Change of Control and (b) during the period beginning on the earlier of (i) the date of the public notice of our intention to effect such Change of Control and (ii) the occurrence of such Change of Control and ending 90 days after the occurrence of such Change of Control, (x) if three Rating Agencies are continuing to provide ratings for the New Notes on such date, more than one of the Rating Agencies rating the New Notes at such time shall downgrade, below the rating as of the date of the supplemental indenture establishing the terms of the New Notes, its respective rating of the New Notes as a result of such Change of Control, (y) if fewer than three Rating Agencies are continuing to provide ratings for the New Notes on such date, any of the Rating Agencies rating the New Notes at such time shall downgrade, below the rating as of the date of the supplemental indenture establishing the terms of the New Notes, its respective rating of the New Notes as a result of such Change of Control, or (z) no Rating Agency provides a rating for the New Notes.

“Fitch” means Fitch Inc.

“Moody’s” means Moody’s Investor Services Inc.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the New Notes or fails to make a rating of the New Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s, S&P or Fitch, or all, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Voting Stock” of any specified “person” (as defined above) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

General

Under the Indenture, we will:

•	pay the principal of, and interest and any premium on, the New Notes when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the Indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Limitations on Liens

The Base Indenture provides that we will not, nor will we permit any restricted subsidiary to, create, assume, incur or suffer to exist any lien upon any principal property, whether owned or leased on the date of the Indenture or thereafter acquired, to secure any of our debt or any other person (other than the debt securities issued under the Base Indenture), without causing all of the debt securities outstanding under the Base Indenture to be secured equally and ratably with, or prior to, the new debt so long the new debt is so secured. This restriction does not prohibit us from creating the following:

(i) any lien upon any of our property or assets or any restricted subsidiary in existence on the date of the Base Indenture or created pursuant to an “after-acquired property” clause or similar term in existence on the date of the Base Indenture or any mortgage, pledge agreement, security agreement or other similar instrument in existence on the date of the Base Indenture;

(ii) any lien upon any property or assets created at the time of acquisition of such property or assets by or any of our restricted subsidiaries or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year of such acquisition;

(iii) any lien upon any property or assets existing on the property at the time of the acquisition of the property by us or any of our restricted subsidiaries (whether or not the obligations secured are assumed by us or any of our restricted subsidiaries);

(iv) any lien upon any property or assets of a person existing on the property at the time that person becomes a restricted subsidiary by acquisition, merger or otherwise;

(v) the assumption by us or any of our restricted subsidiaries of obligations secured by any lien existing at the time of the acquisition by us or any of our restricted subsidiaries of the property or assets subject to such lien or at the time of the acquisition of the person which owns that property or assets;

(vi) any lien on property to secure all or part of the cost of construction or improvements on the property or to secure debt incurred prior to, at the time of, or within one year after completion of such construction or making of such improvements, to provide funds for any such purpose;

(vii) any lien on any oil, gas, mineral and processing and other plant properties to secure the payment of costs, expenses or liabilities incurred under any lease or grant or operating or other similar agreement in connection with or incident to the exploration, development, maintenance or operation of such properties;

(viii) any lien arising from or in connection with a conveyance by us or any of our restricted subsidiaries of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources;

(ix) any lien in favor of us or any of our restricted subsidiaries;

(x) any lien created or assumed by us or any of our restricted subsidiaries in connection with the issuance of debt the interest on which is excludable from gross income of the holder of such debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or any of our subsidiaries;

(xi) any lien upon property or assets of any foreign restricted subsidiary to secure debt of that foreign restricted subsidiary;

(xii) permitted liens (as defined below);

(xiii) any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a lien upon such property or assets permitted by clauses (i) through (xii), inclusive, above; or

(xiv) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any lien, in whole or in part, that is referred to in clauses (i) through (xiii), inclusive, above, or of any debt secured thereby; provided, however, that the principal amount of debt secured shall not exceed the greater of the principal amount of debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).

Notwithstanding the foregoing, under the Base Indenture, we may, and may permit any restricted subsidiary to, create, assume, incur, or suffer to exist any lien upon any principal property to secure our debt or any person (other than the senior debt securities) that is not excepted by clauses (i) through (xiv) above without securing the debt securities issued under the Base Indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all net sale proceeds from sale-leaseback transactions (excluding sale-leaseback transactions permitted by clauses (i) through (iv), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 15% of consolidated net tangible assets.

Limitation on Sale-Leaseback Transactions

The Base Indenture also provides that we will not, nor will we permit any restricted subsidiary to, engage in a sale-leaseback transaction, unless: (i) such sale-leaseback transaction occurs within one year from the date of acquisition of the principal property subject thereto or the date of the completion of construction or commencement of full operations on such principal property, whichever is later; (ii) the sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years; (iii) we or any of our restricted subsidiaries would be entitled to incur debt secured by a lien on the principal property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such sale-leaseback transaction without securing the senior debt securities; or (iv) we or any of our restricted subsidiaries, within a one-year period after such sale-leaseback transaction, applies or causes to be applied an amount not less than the net sale proceeds from such sale-leaseback transaction to (A) the repayment, redemption or retirement of funded debt of us or any such restricted subsidiary, or (B) investment in another principal property.

Notwithstanding the foregoing, under the Base Indenture we may, and may permit any restricted subsidiary to, effect any sale-leaseback transaction that is not excepted by clauses (i) through (iv), inclusive, of the above paragraph, provided that the net sale proceeds from such sale-leaseback transaction, together with the aggregate principal amount of outstanding debt (other than the debt securities issued under the Base Indenture) secured by liens upon principal properties not excepted by clauses (i) through (xiv), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 15% of the consolidated net tangible assets.

Definitions

The following are definitions of some terms used in the above covenant descriptions:

“Consolidated net tangible assets” means, at any date of determination, the total amount of assets after deducting (i) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and

(ii) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on our consolidated balance sheet and our consolidated subsidiaries for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

“Debt” means any obligation created or assumed by any person to repay money borrowed and any purchase money obligation created or assumed by such person.

“Funded debt” means all debt maturing one year or more from the date of the creation thereof, all debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Lien” means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, whether or not filed, recorded or perfected under applicable law.

“Permitted liens” means (i) liens upon rights-of-way for pipeline purposes; (ii) any governmental lien, mechanics’, materialmen’s, carriers’ or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction; (iii) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property; (iv) liens of taxes and assessments which are (a) for the then current year, (b) not at the time delinquent, or (c) delinquent but the validity of which is being contested at the time by us or any subsidiary in good faith; (v) liens of, or to secure performance of, leases; (vi) any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings; (vii) any lien upon property or assets acquired or sold by us or any restricted subsidiary resulting from the exercise of any rights arising out of defaults on receivables; (viii) any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (ix) any lien upon any property or assets in accordance with customary banking practice to secure any debt incurred by us or any restricted subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or (x) any lien in favor of the U.S. or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any lien securing industrial development, pollution control, or similar revenue bonds.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization, or government or any agency or political subdivision thereof.

“Principal property” means (a) any pipeline assets owned by us or by any of our subsidiaries, including any related facilities employed in the transportation, distribution or marketing of natural gas, that are located in the U.S. or Canada, and (b) any processing or manufacturing plant owned or leased by us or any of our subsidiaries that is located within the U.S. or Canada, except, in the case of either clause (a) or (b), any such assets or plant which, in the opinion our board of directors, is not material in relation to our activities and our subsidiaries as a whole.

“Restricted subsidiary” means any of our subsidiaries owning or leasing any principal property.

“Sale-leaseback transaction” means the sale or transfer by us or any of our restricted subsidiaries of any principal property to a person (other than us or a subsidiary) and the taking back by us or any of our restricted subsidiaries, as the case may be, of a lease of such principal property.

Modification of Indenture

Under the Indenture our rights and obligations and the rights of the holders of debt securities issued under the Indenture may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

Events of Default

“Event of default” when used in the Indenture with respect to the New Notes, will mean any of the following:

•	failure to pay the principal of or any premium on any New Note when due;

•	failure to pay interest on any New Note for 30 days;

•	failure to perform any other covenant in the Indenture that continues for 60 days after being given written notice;

•	certain events in our bankruptcy, insolvency or reorganization; or

•	any other event of default included in any supplemental indenture.

An event of default for the New Notes does not necessarily constitute an event of default for any other series of debt securities issued under the Base Indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

The trustee is not obligated to exercise any of its rights or powers under the Base Indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee.

Consolidation, Merger or Sale

The Indenture generally permits a consolidation or merger between us and another corporation. It also permits us to sell all or substantially all of our property and assets. If this occurs, the remaining or acquiring corporation will assume all of our responsibilities and liabilities under the Indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the Indenture. However, we will consolidate or merge with or into any other corporation or sell all or substantially all of our assets only according to the terms and conditions of the Indenture. The remaining or acquiring corporation will be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. After that the successor corporation may exercise our rights and powers under the Indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board or any of our officers may be done by the board or officers of the successor corporation. If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under the Indenture and under the debt securities.

Additional Notes

We may, without the consent of the holders of the New Notes, create and issue additional notes ranking equally in all respects with the New Notes offered hereby. Any such additional notes shall be consolidated and form a single series with, and shall have the same terms as to status, redemption or otherwise as, the New Notes offered hereby, except for issue date, issue price and, first date from which interest accrues and first interest payment date. No additional notes may be issued if an event of default under the Indenture has occurred and is continuing with respect to the New Notes.

Sinking Fund

We are not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

Defeasance

We will be discharged from our obligations on the New Notes at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the New Notes. If this happens, the holders of the New Notes will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of New Notes and replacement of lost, stolen or mutilated New Notes.

Under U.S. federal income tax laws as of the date of this prospectus, a discharge may be treated as an exchange of the New Notes. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors should seek tax advice to determine their particular consequences of a discharge, including the applicability and effect of tax laws other than the U.S. federal income tax laws.

Notices

Notices to holders of New Notes will be given by mail to the addresses of such holders as they appear in the security register.

Governing Law

The Indenture and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

HSBC Bank USA, National Association, as successor-in-trust to JPMorgan Chase Bank, N.A. (formerly the Chase Manhattan Bank), acts as Trustee under the Indenture. HSBC Bank USA, National Association conducts normal banking relationships with us and certain of our subsidiaries and, in addition, is a participant in various financial agreements with us.

BOOK-ENTRY AND SETTLEMENT; DEPOSITARY PROCEDURES

The New Notes will be issued initially only in the form of one or more global notes (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Global Notes may be held through the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”) (as indirect participants in DTC).

The Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.”

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the exchange agent with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, El Paso and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither El Paso, the trustee nor any agent of El Paso or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or El Paso. Neither El Paso nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and El Paso and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither El Paso, the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in denominations of $1,000 each or integral multiples thereof, if:

(1) DTC (a) notifies El Paso that it is unwilling or unable to continue as depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event El Paso fails to appoint a successor depositary within 90 days; or

(2) there has occurred and is continuing an Event of Default and DTC notifies the trustee of its decision to exchange the Global Note for Certificated Notes.

Beneficial interests in a Global Note may also be exchanged for Certificated Notes in the other limited circumstances permitted by the indenture, including if an affiliate of ours acquires such interests. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note, except in the limited circumstances provided in the indenture.

Same-Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading, if any, in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until          , 2011, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. The Company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material United States federal income tax considerations applicable to the exchange of the Old Notes for New Notes in the exchange offer and of owning and disposing of the notes. The discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), U.S. Treasury Regulations issued thereunder, Internal Revenue Service (IRS) rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant either to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as controlled foreign corporations, passive foreign investment companies, financial institutions, regulated investment companies, real estate investment trusts, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, United States Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations, partnerships and pass-through entities, and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Moreover, neither the effect of any applicable state, local or foreign tax laws nor the possible application of federal estate and gift taxation or the alternative minimum tax is discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). If a partnership or other entity treated for tax purposes as a partnership holds the notes, the tax treatment of a partner thereof generally will depend on the status of the partner and the activities of the partnership. Each partner of a partnership holding notes should consult its tax advisor as to the tax consequences of the partnership purchasing, owning and disposing of the notes.

As used herein, “United States Holder” means a beneficial owner of the notes that is:

•	an individual that is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, was treated as a United States person prior to such date and has elected to continue to be treated as a United States person.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of Old Notes for New Notes.

This summary is for general information purposes only, and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder. We strongly encourage you to consult your own tax advisor regarding the particular U.S. federal, state, and local and foreign income and other tax consequences of the exchange offer and of owning and disposing of the notes that may be applicable to you.

The Exchange Offer

The exchange of Old Notes for New Notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. The New Notes will be treated as a continuation of the Old Notes. Holders will not recognize any taxable gain or loss as a result of the exchange and will have the same tax basis and holding period in the New Notes as they had in the Old Notes immediately before the exchange. The adjusted issue price of a New Note will also be the same as the adjusted issue price of the Old Note immediately before the exchange.

United States Holders

Interest and Original Issue Discount

Payments of stated interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s method of accounting for U.S. federal income tax purposes. In addition, the Old Notes were issued with original issue discount (OID) for U.S. federal income tax purposes, in an amount equal to the difference between the principal amount and the issue price of the Old Notes. The New Notes will be treated as having been issued with OID equal to the OID in the Old Notes so exchanged. Because the New Notes will be issued with OID, a United States Holder will be required to include the OID in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on compounding of interest, before the receipt of cash payments attributable to this income. Under this method, United States Holders generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

Amortizable Bond Premium and Acquisition Premium

If a United States Holder’s adjusted tax basis in a New Note immediately after the exchange exceeds the stated principal amount of the New Note, the holder would be considered to have amortizable bond premium equal to such excess. The holder may elect to amortize this premium using a constant yield method over the term of the New Note. A holder who elects to amortize bond premium may offset each interest payment on such New Note by the portion of the bond premium allocable to the payment and must reduce its tax basis in the New Note by the amount of the premium so amortized. If a United States Holder’s initial tax basis in a New Note immediately after the exchange is greater than their issue price and less than or equal to their stated principal amount, the New Notes will be considered to have been issued at an “acquisition premium”. Under the acquisition premium rules, the amount of any OID that a United States Holder must include in gross income with respect to a New Note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

Market Discount

Accrued market discount on the Old Notes not previously recognized as ordinary income by a holder (including, as described above, in connection with the exchange) will carry over to the New Notes received in exchange therefor. In addition, any market discount on an Old Note (excluding market discount disregarded under the statutory de minimis rule) that has not accrued at the time it is exchanged for a New Note will be treated as market discount on the New Note. A United States Holder is required to treat any gain on the sale, exchange, retirement or other taxable disposition of a New Note as ordinary income to the extent of the accrued market discount on the New Note at the time of the disposition unless such market discount has been previously included in income by the holder pursuant to an election by the holder to include the market discount in income as it accrues. If a New Note is disposed of in certain nontaxable transactions, accrued market discount will be includible as ordinary income to a United States Holder as if such holder had sold the note in a taxable transaction at its fair market value at the time of such disposition.

Potential Contingent Payment Debt Instrument

In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the notes. For instance, we may be required to pay a premium pursuant to the change of control repurchase provision. According to U.S. Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a United States Holder accrues if there is only a remote chance as of the date of the notes were issued that such payments will be made. As we believe that the likelihood that we will be obligated to make any such payments is remote, we do not intend to treat such potential payments as affecting the yield to maturity of any notes. Our determination that these contingencies are remote is binding on a United States Holder, unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations, but our determination is not binding on the IRS. Were the IRS to challenge this determination, a United States Holder might be required to accrue income on its notes at an assumed yield determined at the time of issuance of the notes, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a United States Holder.

So long as our determination is not challenged, if we pay a premium pursuant to either the optional redemption or the change of control repurchase provision, United States Holders generally will be required to recognize gain equal to the excess of the amount received over the holder’s basis in the notes.

Sale or Other Taxable Disposition of the Notes

In general, a United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note generally will be the United States Holder’s cost of such note, increased by the amounts of any OID previously included by the United States Holder with respect to the note and reduced by the amounts of any payments other than stated interest. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the United States Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. The deductibility of any capital loss is subject to limitation.

In addition to the above, the Health Care and Education Reconciliation Act of 2010 was signed into law on March 30, 2010, which requires United States Holders who meet certain requirements and are individuals, estates or certain trusts to pay an additional 3.8% surtax on, among other things, interest accrued and capital gains from the sale or other disposition of notes for taxable years beginning after December 31, 2012. United States Holders should consult their tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of the notes.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments of interest (including OID) and principal on the notes to the United States Holders and the receipt of proceeds upon the sale or other disposition of notes by United States Holders. A United States Holder may be subject to backup withholding (currently at a rate of 28%, but scheduled to increase to 31% effective January 1, 2011) upon the receipt of interest (including OID) and principal payments on the notes or upon the receipt of proceeds upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting and backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number (TIN), which, for an individual, is ordinarily his or her social security number;

•	furnishes and incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

United States Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

We will furnish annually to the IRS and to record holders of the notes to whom we are required to furnish such information relating to the amount of interest paid and the amount of tax withheld, if any, with respect to payments on the notes.

Non-United States Holders

The following summary is a general description of certain United States federal income tax consequences to a non-United States Holder (which, for purposes of this discussion, means a holder of a note that is an individual, corporation or other entity taxable as a corporation for United States federal income tax purposes, estate or trust and that is not a United States Holder as defined above).

Special rules may apply to holders that are partnerships or entities treated as partnerships for United States federal income tax purposes and to Non-United States Holders that are subject to special treatment under the Code, including “controlled foreign corporations”, “passive foreign investment companies”, certain United States expatriates, and foreign persons eligible for benefits under an applicable income tax treaty with the United States. Such Non-United States Holders should consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Interest and Original Issue Discount

United States tax law generally imposes a withholding tax of 30% in respect to interest and OID payments to foreign holders. Subject to the discussions of “- Backup Withholding and Information Reporting” below, interest and OID paid to a non-United States Holder will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate), provided that:

•	such interest or OID is not effectively connected with the non-United States Holder’s conduct of a U.S. trade or business;

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the voting power of all classes of our stock entitled to vote;

•	such holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of Section 881(c)(3)(C) of the Code;

•	such holder is not a bank that receives such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally on IRS Form W-8 BEN), or (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury, that is has received from the non-United Sates Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its notes through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-United States Holder may be entitled to a reduction in, or exemption from, withholding tax on interest under a tax treaty between the United States and the non-United States Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-United States Holder must generally complete IRS Form W-8BEN and claim the reduction or exemption on the form.

The certification requirements described above may require a non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its U.S. taxpayer identification number.

Sale or Other Taxable Disposition of the Notes

Subject to the discussion of “— United States Trade or Business” and “— Backup Withholding and Information Reporting” below, a non-United States Holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note. However, a non-United States Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

United States Trade or Business

If interest, OID or gain from a disposition of the notes is effectively connected with a non-United States Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies and the non-United States Holder maintains a U.S. “permanent establishment” to which the interest, OID or gain is generally attributable), the non-United States Holder may be subject to U.S. federal income tax on the interest, OID or gain on a net basis in the same manner as if it were a United States Holder. If interest income or OID received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest and OID on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest, OID or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting

Generally, we must report to the IRS and to each non-United States Holder the amount of interest and OID paid to such non-United States Holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and OID payments and any withholding may also be made available to the tax authorities in the country in which the non-United States Holder resides under the provisions of an applicable income tax treaty. Backup withholding generally will not apply to payments of principal, interest or OID made by us or our paying agent on a note to a non-United States Holder if the non-United States Holder has provided the required certification that it is not a United States person (provided that neither we nor our agents have actual knowledge or reason to know that the holder is a United States person).

Information reporting and, depending on the circumstances, backup withholding may apply to the proceeds of a sale of notes made within the United States or conducted through certain United States-related financial intermediaries, unless the non-United States Holder certifies under penalties of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the non-United States Holder is a United States person), or the non-United States Holder otherwise establishes an exemption.

LEGAL MATTERS

The validity of the notes and certain other matters will be passed upon for us by Locke Lord Bissell & Liddell LLP, Houston, Texas.

EXPERTS

The consolidated financial statements and schedule of El Paso Corporation appearing in El Paso Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2010, and the effectiveness of El Paso Corporation’s internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. The reports of Ernst & Young LLP on the consolidated financial statements and schedule of El Paso Corporation as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 are based in part on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The audited consolidated financial statements of Citrus Corp. as of December 31, 2010 and 2009 and for each of the years ended December 31, 2010, 2009, and 2008 and the audited consolidated financial statements of Four Star Oil & Gas Company as of December 31, 2008 and for the year ended December 31, 2008 not separately presented in this prospectus, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose reports thereon are incorporated by reference herein. The consolidated financial statements of El Paso Corporation, to the extent they relate to Citrus Corp. and Four Star Oil & Gas Company, have been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm.

Information incorporated by reference in this prospectus regarding the estimated reserves attributable to certain of our natural gas and oil properties was prepared by Ryder Scott Company, L.P., independent petroleum engineers, as stated in their report with respect thereto and is incorporated herein upon the authority of such firm as experts in petroleum engineering.

ANNEX A

LETTER OF TRANSMITTAL
To Tender
Outstanding 6.50% Senior Notes due 2020
of
EL PASO CORPORATION
Pursuant to the Exchange Offer and Prospectus dated          , 2011

The Exchange Agent for the Exchange Offer is:

HSBC Bank USA, National Association

By Regular, Registered or Certified Mail,
By Overnight Courier or By Hand:

By Facsimile: (718) 488-4488 Attention: Corporate Trust Operations	HSBC Bank USA, National Association Corporate Trust & Loan Agency 2 Hanson Place, 14th Floor Brooklyn, New York 11217-1409 Attention: Corporate Trust Operations	Confirm by Telephone: (800) 662-9844

IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING 6.50% SENIOR NOTES DUE 2020 (THE “OLD NOTES”) FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF REGISTERED 6.50% SENIOR NOTES DUE 2020 (THE “NEW NOTES”) PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) OLD NOTES TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M. NEW YORK CITY TIME ON THE EXPIRATION DATE BY CAUSING AN AGENT’S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

The undersigned hereby acknowledges receipt of the prospectus, dated , 2011 (the “Prospectus”), of El Paso Corporation., a Delaware corporation (the “Company”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Company’s offer (the “Exchange Offer”) to exchange its 6.50% Senior Notes due 2020 (the “New Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of their issued and outstanding 6.50% Senior Notes due 2020 (the “Old Notes”). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Company reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. To extend the Exchange Offer, the Company will notify the Exchange Agent orally or in writing of any extension. The Company will notify the holders of Old Notes of the extension via a press release tendered no later than 9:00 a.m. New York City time on the business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Old Notes. Tender of Old Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the prospectus under the caption “The Exchange Offer — Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer-generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your Old Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

DTC has received your instructions to tender your Old Notes; and

You agree to be bound by the terms of this Letter of Transmittal.

By using the ATOP procedures to tender Old Notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering Old Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2. By tendering Old Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Old Notes described above and will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the tender of Old Notes.

3. The tender of the Old Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Company as to the terms and conditions set forth in the Prospectus.

4. The Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “Commission”), including Exxon Capital Holdings Corp., Commission No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., Commission No-Action Letter (available June 5, 1991) and Shearman & Sterling, Commission No-Action Letter (available July 2, 1993), that the New Notes issued in exchange for the Old Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Old Notes exchanged for such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the “Securities Act”) and any such holder that is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such New Notes.

5. By tendering Old Notes in the Exchange Offer, you represent and warrant that:

a. the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business;

b. neither you nor any such other person is engaging in or intends to engage in a distribution of such New Notes;

c. neither you nor any such other person has an arrangement or understanding with any person to participate in a distribution of such New Notes;

d. neither you nor any such other person is an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company; and

e. if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those Old Notes as a result of market-making activities or other trading activities and you will deliver the prospectus, as required by law, in connection with any resale of the New Notes.

6. If you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Old Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. If you are a broker-dealer and Old Notes held for your own account were not acquired as a result of market-making or other trading activities, such Old Notes cannot be exchanged pursuant to the Exchange Offer. If you are a broker-dealer and wish to receive 10 additional copies of the prospectus and 10 copies of any amendments or supplements thereto, then please contact the Exchange Agent at the addresses and/or telephone numbers on the first page of this Letter of Transmittal.

7. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Old Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as an agent’s message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M. New York City time on the Expiration Date.

2.	Partial Tenders.

Tenders of Old Notes will be accepted only in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Old Notes is not tendered, then Old Notes for the principal amount of Old Notes not tendered and New Notes issued in exchange for any Old Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Old Notes are accepted for exchange.

3.	Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Company, in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. The Company’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders via the facilities of DTC, promptly following the Expiration Date.

EL PASO CORPORATION

$348,673,000 OFFER TO EXCHANGE

REGISTERED 6.50% Senior Notes due 2020

FOR

ALL OUTSTANDING 6.50% Senior Notes due 2020

PROSPECTUS

UNTIL          , 2011, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNUSED ALLOTMENTS OR SUBSCRIPTIONS.

          , 2011

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

Article 10 of El Paso’s second amended and restated certificate of incorporation provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of El Paso shall not be liable to El Paso or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article 10 shall not adversely affect any right or protection of a director of El Paso for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Article X of the by-laws of El Paso requires indemnification to the full extent permitted under Delaware law as from time to time in effect. Subject to any restrictions imposed by Delaware law, the by-laws of El Paso provide an unconditional right to indemnification for all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened proceeding by reason of the fact that such person is or was serving as a director or officer of El Paso, such person or is or was serving at the request of El Paso as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan. The by-laws of El Paso also provide that El Paso may, by action of its board of directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

El Paso maintains directors’ and officers’ liability insurance which provides for payment, on behalf of the directors and officers of El Paso and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act of 1933, as amended, for acts or omissions by such persons while acting as directors or officers of El Paso and/or its subsidiaries, as the case may be.

El Paso has entered into indemnification agreements with each member of its Board of Directors and certain officers, including each of the executives named in El Paso’s proxy statement. These agreements reiterate the rights to indemnification that are provided to El Paso’s directors and certain officers under El Paso’s by-laws, clarify procedures related to those rights, and provide that such rights are also available to fiduciaries under certain of El Paso’s employee benefit plans. As is the case under the by-laws, the agreements provide for indemnification to the full extent permitted by Delaware law, including the right to be paid the reasonable expenses (including attorneys’ fees) incurred in defending a proceeding related to service as a director, officer or fiduciary in advance of that proceeding’s final disposition. El Paso may maintain insurance, enter into contracts, create a trust fund or use other means available to provide for indemnity payments and advances. In the event of a change in control of El Paso (as defined in the indemnification agreements), El Paso is obligated to pay the costs of independent legal counsel who will provide advice concerning the rights of each director and officer to indemnity payments and advances.

ITEM 21.	EXHIBIT AND FINANCIAL STATEMENTS INDEX

(a) Exhibits:

Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

(b) Financial Statement Schedules:

None.

ITEM 22.	UNDERTAKINGS

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(C) The undersigned registrant hereby undertakes:

(1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas on March 2, 2011.

EL PASO CORPORATION

By:	/s/ DOUGLAS L. FOSHEE
Douglas L. Foshee,
President and Chief Executive Office

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Robert W. Baker and John R. Sult, and each of them as attorneys-in-fact with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might and could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities as indicated as of March 2, 2011.

/s/ Douglas L. Foshee Douglas L. Foshee	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ John R. Sult John R. Sult	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Francis C. Olmsted III Francis C. Olmsted III	Vice President and Controller (Principal Accounting Officer)

/s/ J. Michael Talbert J. Michael Talbert	Lead Director

/s/ Juan Carlos Braniff Juan Carlos Braniff	Director

/s/ David W. Crane David W. Crane	Director

/s/ Robert W. Goldman Robert W. Goldman	Director

/s/ Anthony W. Hall, Jr. Anthony W. Hall, Jr.	Director

/s/ Thomas R. Hix Thomas R. Hix	Director

/s/ Ferrell P. McClean Ferrell P. McClean	Director

/s/ Timothy J. Probert Timothy J. Probert	Director

/s/ Steven J. Shapiro Steven J. Shapiro	Director

/s/ Robert F. Vagt Robert F. Vagt	Director

/s/ John L. Whitmire John L. Whitmire	Director

EXHIBIT INDEX

Exhibit
No.		Exhibit

3.A	—	Second Amended and Restated Certificate of Incorporation of El Paso (incorporated by reference to Exhibit 3.A to El Paso’s Current Report on Form 8-K filed May 31, 2005)
3.B	—	By-laws of El Paso effective as of December 6, 2007 (incorporated by reference to Exhibit 3.B to El Paso’s Current Report on Form 8-K filed December 6, 2007)
4.A	—	Certificate of Designations of 4.99% Convertible Perpetual Preferred Stock of El Paso (incorporated by reference to Exhibit 3.A to El Paso’s Current Report on Form 8-K filed May 31, 2005)
4.B	—	Senior Debt Securities Indenture, dated as of May 10, 1999, by and between El Paso and HSBC Bank USA, National Association (as successor-in-interest to JPMorgan Chase Bank, formerly The Chase Manhattan Bank), as Trustee (including form of senior security) (incorporated by reference to Exhibit 4.A of El Paso’s Annual Report on Form 10-K for the year ended December 31, 2004)
4.C	—	Sixteenth Supplemental Indenture, dated as of September 24, 2010, between El Paso Corporation and HSBC Bank USA, National Association, as trustee, to Indenture dated as of May 10, 1999 (incorporated by reference to Exhibit 4.A to El Paso’s Current Report on Form 8-K filed September 24, 2010)
4D	—	Registration Rights Agreement, dated as of September 24, 2010, by and among El Paso Corporation and the dealer managers named therein (filed as Exhibit 10.A to El Paso’s Current Report on Form 8-K filed September 24, 2010)
*5.A	—	Opinion of Locke Lord Bissell & Liddell LLP
12.A	—	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (incorporated by reference to Exhibit 12 of El Paso’s Annual Report on Form 10-K for the year ended December 31, 2010)
*23.A	—	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP
*23.B	—	Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP (Four Star Oil & Gas Company and Citrus Corp. and Subsidiaries)
*23.C	—	Consent of Locke Lord Bissell & Liddell LLP (included in Exhibit 5.A)
*23.D	—	Consent of Ryder Scott Company, L.P.
*24.A	—	Power of Attorney (set forth on the signature page contained in Part II of this Registration Statement)
*25.A	—	Form T-1 Statement of Eligibility of HSBC Bank USA, National Association

*	Filed herewith.